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 THIS DOCUMENT IS A SUPPLEMENTARY BIDDER'S STATEMENT TO THE BIDDER'S STATEMENT
 OF BHP BILLITON LONSDALE INVESTMENTS PTY LTD ABN 75 004 346 972 (BHP
 BILLITON) (A MEMBER OF THE BHP BILLITON GROUP) DATED 21 MARCH 2005 (AS SUPPLEMENTED BY THE SUPPLEMENTARY BIDDER'S STATEMENT DATED 13 MAY 2005) (BIDDER'S STATEMENT), GIVEN IN CONNECTION WITH BHP BILLITON'S OFFER (OFFER)
 TO ACQUIRE ALL ISSUED SHARES IN WMC RESOURCES LIMITED ABN 76 004 184 598
 (WMC).

 THIS SUPPLEMENTARY BIDDER'S STATEMENT MUST BE READ TOGETHER WITH THE BIDDER'S STATEMENT AND THE SUPPLEMENTARY BIDDER'S STATEMENT DATED 13 MAY 2005. UNLESS THE CONTEXT OTHERWISE REQUIRES, TERMS DEFINED IN THE BIDDER'S STATEMENT HAVE THE SAME MEANING IN THIS SUPPLEMENTARY BIDDER'S STATEMENT. THIS
 SUPPLEMENTARY BIDDER'S STATEMENT WILL PREVAIL TO THE EXTENT OF ANY INCONSISTENCY WITH THE BIDDER'S STATEMENT.

 A COPY OF THIS SUPPLEMENTARY BIDDER'S STATEMENT WAS LODGED WITH ASIC AND SENT TO WMC ON 26 MAY 2005. NEITHER ASIC NOR ANY OF ITS OFFICERS TAKES ANY RESPONSIBILITY AS TO THE CONTENTS OF THIS SUPPLEMENTARY BIDDER'S STATEMENT.
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                                        [BHP BILLITON LOGO]






 Dear WMC shareholder,

                                                      26 May 2005

1.    NEWS RELEASE - BHP BILLITON'S OFFER FOR WMC TO CLOSE ON 3 JUNE 2005

BHP Billiton today announced to ASX that it has not extended its offer for WMC. The offer is due to lapse at 7.30PM (MELBOURNE TIME) ON 3 JUNE 2005 unless BHP Billiton achieves1 acceptances (including instructions under the Acceptance Facility) for more than 50% of WMC shares. After today, the offer can only be extended in limited circumstances in accordance with the Corporations Act.

Should acceptances and instructions exceed 50%1, the offer will be declared unconditional2 and payment terms accelerated so that accepting shareholders are paid within five business days3. In these circumstances the offer will also be automatically extended by two weeks from the date such acceptances and instructions exceed 50%.

BHP Billiton Chief Executive Officer, Chip Goodyear said in the announcement:
"WMC shareholders now need to make a decision. We believe that our cash offer of A$7.85 per share is full and fair. All the necessary regulatory approvals have been received and shareholders have been given sufficient time to allow them to assess the merits of our offer."

"It is not in the interests of BHP Billiton or WMC shareholders to further extend the offer. Should the offer lapse, we will continue to follow our clearly set out strategy focussing on value creating opportunities".

In a letter to all WMC shareholders today, WMC Chairman, Tommie Bergman, said that WMC's directors believed that the BHP Billiton offer represented excellent value. "In the 11 weeks since the receipt of BHP Billiton's offer, your Board has not had any other approaches."

Mr Bergman said that WMC's directors planned to accept the offer in respect of their own holdings of WMC shares. "... WMC's share price may fall below A$7.85 if BHP Billiton's offer lapses," he said.

------------------

1    within the last 7 days of the offer

2 a confirmation letter will be provided to the Acceptance Facility operator triggering implementation of all instructions held

3 of the later of the offer becoming unconditional and the shareholder's acceptance being processed or instructions being implemented

At this time, BHP Billiton has achieved acceptances in respect of 4.49% of WMC shares (no instructions have been received under the Acceptance Facility as at 7.30pm Melbourne time yesterday) and holds an economic exposure to a further 4.3% of WMC shares through cash settled derivative contracts.

If shareholders would like to receive a copy of the announcement free of charge, or if shareholders have any questions in relation to the offer or accepting it, they should contact the offer information line on 1300 365 849 (from within Australia) or +61 3 9415 4254 (if calling from outside Australia). If calling from the United States of America, please contact MacKenzie Partners at (212) 929 5500 (call collect) or (800) 322 2885 (toll free) or by email at proxy@mackenziepartners.com.

2. ACCEPTANCE FACILITY - ASIC MODIFICATION

ASIC has modified the Corporations Act as it applies to the BHP Billiton Offer. The effect of the modification is that if the aggregate of:

o the number of WMC shares in respect of which acceptance forms and/or custodian directions are held by Merrill Lynch Equities (Australia) Limited under the Acceptance Facility; and

o the number of WMC shares in which BHP Billiton and its associates has a relevant interest,

increases to more than 50% within the last 7 days of the offer period, the offer period will be automatically extended so that it ends 14 days after such event.

The modification was made by an instrument dated 25 May 2004. Under the instrument, ASIC declares that Chapter 6 of the Corporations Act applies to BHP Billiton in relation to the Offer as if section 624 of the Corporations Act were modified by adding the following words at the end of subsection (2):

     "For the purposes of calculating the bidder's voting power in paragraph
     (2)(b) within the last 7 days of the offer period, the bidder is taken to have voting power in voting shares in respect of which an acceptance form and/or custodian direction that indicates a target shareholder's intention to accept the offer once it is or will become unconditional is held by the acceptance collection agent under an acceptance facility relating to the bid."

                                     * * *

SIGNED on behalf of BHP Billiton Lonsdale Investments Pty Ltd by Ross Mallett being a Secretary of BHP Billiton Lonsdale Investments Pty Ltd who is authorised to sign by a resolution passed at a meeting of the directors of BHP Billiton Lonsdale Investments Pty Ltd.


Ross Mallett
Company Secretary







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FURTHER INFORMATION FOR U.S. HOLDERS


BHP Billiton has filed the Bidder's Statement, as supplemented from time to time, with the U.S. Securities and Exchange Commission (SEC) under cover of Form CB. Investors and holders of WMC securities are strongly advised to read the Bidder's Statement and any other relevant documents filed with the SEC, as well as any amendments and supplements to those documents, because they will contain important information. Investors and holders of WMC securities may obtain free copies of the informational document (when available) as well as other relevant documents filed with the SEC, at the SEC's website at WWW.SEC.GOV. WMC has issued a target's statement in connection with the offer which investors and holders of WMC securities are strongly advised to read.

This communication is for information purposes only. It shall not constitute an offer to purchase, sell or exchange or the solicitation of any offer to purchase, sell or exchange any securities of WMC. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.
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